EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors
  Applied NeuroSolutions, Inc.:

We consent to the use of our report dated March 12, 2004, with respect to the consolidated balance sheets of Applied NeuroSolutions, Inc. and subsidiaries (a company in the development stage) as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity / (deficit) and cash flows for each of the years in the three year period ended December 31, 2003 and for the period from March 14, 1992 (date of inception) through December 31, 2003, included herein and to the reference to our firm under the heading "Interest of Named Experts and Counsel" in the prospectus.

                                                    /s/ KPMG LLP
                                                    ------------

Chicago, Illinois
May 25, 2004